UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Soliciting Material Pursuant to §240.14a-12.

iSatori, Inc.

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On May 19, 2015, iSatori, Inc. sent the following letter to suppliers, vendors and customers.

Dear valued [customer][supplier][vendor]:

We are pleased to announce that iSatori, Inc. (OTCBB: IFIT) has signed a merger agreement with Fit Life Brands, Inc. (OTCBB: FTLF). Upon consummation of the merger, the combined companies will conduct business together under the name Fit Life Brands, Inc., with offices in Golden, Colorado and Omaha, Nebraska.

This is a merger of two innovative and professional companies that hold similar values and philosophies for doing business, a dedication to the customer and focus on excellent results, with an emphasis on honesty and integrity. Though we will operate as one company, you can still rely on the same personal working relationships that you have had in the past. You will still be dealing with the same people and can depend on the same high quality service.

This merger represents a change in our ownership, but we want to ensure you that our services will not be negatively affected in any way, but rather, will only grow stronger, as we leverage the financial resources and experience of a larger entity.

Please note that our existing phone numbers and email addresses will remain the same. Also, please continue to address inquiries and business transactions to your current sales executive and or customer service representative.

Our goal is to, more efficiently and effectively than ever, continue delivering innovative, high-quality products in our current markets. We are committed to continue working hard to expand our business and want to thank you for your loyalty and support. We are confident that this merger will position us to grow our relationship and business together even further.

If you have any questions, please do not hesitate to contact us.

Sincerely,

Stephen Adelé

President and Chief Executive Officer

iSatori, Inc.